Exhibit 99.1

CONTACT:	Richard G. Satin – Vice President of Operations and General Counsel
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES ANNOUNCES

NEW VICE PRESIDENT OF SALES AND MARKETING

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HAUPPAUGE, N.Y., July 23, 2004 – Medical Action Industries Inc. (NASDAQ/NM:MDCI), a leading supplier of medical and surgical products, announced today that it has hired Manuel B. Losada as its Vice President of Sales and Marketing. With over 18 years of healthcare experience, Mr. Losada will be joining Medical Action as of August 9, 2004.

Prior to joining Medical Action, Mr. Losada has served as Senior Vice President – Sales with B. Braun Medical USA, an industry leader in infusion therapy related products since August 2003. At B. Braun Medical, the Hospital Care Division, Out-Patient Market Division, National Accounts Division and Clinical and Technical Division reported directly to Mr. Losada, with a sales organization of over 400 employees.

Prior to B. Braun Medical, he was Vice President and General Manager for Henry Schein, Inc., a leading distributor of health care products and services, with profit and loss responsibility of its (Caligor) hospital, long-term care and government distribution divisions. At Henry Schein, Inc., Mr. Losada had responsibility for a sales organization of approximately 200 employees. For the 10 years prior thereto, Mr. Losada held various sales and management positions for Caligor Physician and Hospital Supply, Johnson and Johnson, Procter and Gamble and Sandoz Pharmaceuticals.

Mr. Paul D. Meringolo, Chief Executive Officer and President of Medical Action stated, “I am extremely excited about Mr. Losada joining our organization. His presence in our industry, strong sales background and keen business sense will help us as we continue to grow our core businesses, seek new opportunities through internally developed products, foster strategic alliances and identify acquisition candidates.”

Mr. Losada will replace Daniel F. Marsh, Medical Action’s current Vice President of Sales and Marketing who is leaving Medical Action after 15 years to seek new opportunities. Mr. Meringolo, commenting on Mr. Marsh’s departure said, “Mr. Marsh has been instrumental in our success and growth over the years and we wish him well in all his future endeavors.”

Medical Action is a diversified manufacturer of disposable medical devices. Our products are marketed primarily to acute care facilities in domestic and certain international markets. Further, Medical Action has expanded its target market to include physician, dental and veterinary offices, out-patient surgery centers and long-term care facilities. Medical Action is the leading manufacturer and distributor of many of its products in the markets we compete in.

This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10Q’s, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.+